EXHIBIT 10.157
WAUSAU RETROCESSION QUOTA SHARE CONTRACT
No. 2100400
EFFECTIVE APRIL 1, 2008
between and among
PEERLESS INSURANCE COMPANY
Keene, New Hampshire
(hereinafter referred to as the “Company”)
and
LIBERTY MUTUAL INSURANCE COMPANY
Boston, Massachusetts
(hereinafter referred to as the “Subscribing Reinsurer”)

Effective: April 1, 2008	Wausau Retrocession Quota Share Contract
OTH0800001

WAUSAU RETROCESSION QUOTA SHARE CONTRACT No. 2100400

Clause	Article Number	Page

ACCESS TO RECORDS	14	4
ARBITRATION	15	5
ASSIGNMENT, NOVATION, OR TRANSFER	16	7
BUSINESS COVERED	1	1
CONFIDENTIALITY CLAUSE	17	8
CURRENCY	18	9
DIVIDENDS AND TAXES	19	9
EFFECTIVE DATE AND TERMINATION	2	1
ENTIRE AGREEMENT	20	9
ERRORS OR OMISSIONS	21	9
EXCLUSIONS	5	2
EXTRA CONTRACTUAL OBLIGATIONS	9	4
FEDERAL EXCISE TAX	22	9
FEDERAL TERRORISM EXCESS RECOVERY	23	10
GOVERNING LAW	24	10
INSOLVENCY	25	10
INTEREST PENALTY	26	11
LIMIT OF LIABILITY	4	2
LOSS ADJUSTMENT AND SETTLEMENT	10	4
NET RETAINED LIABILITY	3	2
OFFSET	27	12
OTHER REINSURANCE	8	3
REINSURANCE CLAIMS OBLIGATIONS	28	12
RATES AND PREMIUM	6	2
REPORTS AND REMITTANCES	7	3
SALVAGE AND SUBROGATION	11	4
SERVICE OF SUIT	29	12
SEVERABILITY	30	13
SPECIAL CONDITIONS	31	13
TERRITORY	12	4
THIRD PARTIES	32	15
ULTIMATE NET LOSS	13	4
UNAUTHORIZED REINSURANCE	33	16

Effective: April 1, 2008	Wausau Retrocession Quota Share Contract

WAUSAU RETROCESSION QUOTA SHARE CONTRACT
No. 2100400
(hereinafter referred to as the “Contract”)
between
PEERLESS INSURANCE COMPANY
Keene, New Hampshire
(hereinafter referred to as the “Company”)
and
LIBERTY MUTUAL INSURANCE COMPANY
Boston, Massachusetts
(hereinafter referred to as the “Subscribing Reinsurer”)
ARTICLE 1 — BUSINESS COVERED
A.	By this Contract, the Subscribing Reinsurer obligates itself to accept as reinsurance of the Company and the Company obligates itself to cede to the Subscribing Reinsurer, 100% of the Company’s Net Retained Liability on all business assumed by the Company from the following Companies;

Employers Insurance Company of Wausau and/or Liberty Mutual Insurance Company,

under the terms and conditions of the following reinsurance contracts, hereinafter referred to as “Original Assumed Contract(s)”:
1.	Casualty Excess of Loss Reinsurance Contract
a.	Contract Number: 1000102

b.	Effective: 1/1/2008
2.	Property Per Risk Excess of Loss Reinsurance Contract
a.	Contract Number: 0067314
b.	Effective: 1/1/2008
3.	Property Catastrophe Excess of Loss Reinsurance Contract
a.	Contract Number: CM — 0067301/ AM — 0867301
b.	Effective: 1/1/2008
4.	Workers Compensation Excess of Loss Reinsurance Contract
a.	Contract Number: 0067332
b.	Effective: 1/1/2008
5.	First Casualty Excess of Loss Reinsurance Contract
a.	Contract Number: 0067330
b.	Effective: 1/1/2008
6.	Second Casualty Excess of Loss Reinsurance Contract
a.	Contract Number: 0067331
b.	Effective: 1/1/2008
ARTICLE 2 — EFFECTIVE DATE AND TERMINATION
A.	This Contract shall become effective at 12:01 a.m., April 1, 2008, Local Standard Time, and shall end at 12:01 a.m., January 1, 2009, Local Standard Time.

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B.	The Subscribing Reinsurer shall remain liable for business subject to this Contract, until the expiration or termination of coverage under the terms and conditions of the Original Assumed Contracts has concluded.
ARTICLE 3 — NET RETAINED LIABILITY
A.	Net Retained Liability shall be defined as the difference between what the Company assumes under the Original Assumed Contracts and what it cedes under the contracts in Article 8 — Other Reinsurance.
B.	The amount of the Subscribing Reinsurer’s liability in respect of any loss or losses shall be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts that may have become due from such reinsurer(s), whether such inability arises from the insolvency of such reinsurer(s) or otherwise.
ARTICLE 4 — LIMIT OF LIABILITY
As respects business subject to this Contract the Company shall cede to the Subscribing Reinsurer and the Subscribing Reinsurer agrees to accept 100% of the Company’s Net Retained Liability.
ARTICLE 5 — EXCLUSIONS
It is expressly understood and agreed that this Contract does not apply to the following:
Any special acceptance authorized by the Company under the terms and conditions of the Original Assumed Contracts after April 1, 2008, which was not also approved by the Subscribing Reinsurer.
ARTICLE 6 — RATES AND PREMIUM
A.	100% of the premium assumed by the Company under the terms and conditions of the Original Assumed Contracts net of the premium paid by the Company for coverage of these risks under the contracts included in Article 8 — Other Reinsurance.
B.	For purposes of this Article, the premium paid by the Company for coverage of these risks under the contracts included in Article 8 — Other Reinsurance, shall be calculated as follows:
1.	Property Per Risk Excess of Loss Reinsurance Contract
a.	.491% of 100% of the CMP (property) earned premium used in the Property Per Risk Excess of Loss Contract, defined in Article 1 — Business Covered, paragraph A.2

b.	Estimated premium $246,195
2.	Clash Excess of Loss Reinsurance Contract
a.	.072% of 100% of the WC earned premium used in the Casualty Excess of Loss Contract, defined in Article 1 — Business Covered, paragraph A.1

b.	Estimated premium $579,600
3.	Umbrella, Lead Excess and Excess Capacity Reinsurance Contract
a.	6.438% of 100% of the Other Liability Umbrella earned premium used in the Casualty Excess of Loss Contract, defined in Article 1 — Business Covered, paragraph A.1

b.	Estimated premium $1,135,200

c.	Commission shall be allowed at 27.5%

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4.	Property Catastrophe Excess of Loss Reinsurance Contract
a.	50% of .941% of 100% of the CMP (property) earned premium used in the Property Catastrophe Excess of Loss Contract, defined in Article 1 — Business Covered, paragraph A.3

b.	90% of .234% of 100% of the CMP (property) earned premium used in the Property Catastrophe Excess of Loss Contract, defined in Article 1 — Business Covered, paragraph A.3

c.	Estimated premium $235,916
5.	Workers Compensation Excess of Loss Reinsurance Contract
a.	100% of the premium assumed in the Workers Compensation Excess of Loss Contract, defined in Article 1 — Business Covered, paragraph A.4
6.	First Casualty Excess of Loss Reinsurance Contract
a.	100% of the premium assumed in the First Casualty Excess of Loss Reinsurance Contract, defined in Article 1 — Business Covered, paragraph A.5
7.	Second Casualty Excess of Loss Reinsurance Contract
a.	100% of the premium assumed in the Second Casualty Excess of Loss Reinsurance Contract, defined in Article 1 — Business Covered, paragraph A.6
ARTICLE 7 — REPORTS AND REMITTANCES
A.	The Company shall furnish the Subscribing Reinsurer with all necessary data respecting premiums and losses for as long as one of the parties hereto has a claim against the other arising from this Contract.
B.	Deposit Premium equal to 1/3 of the estimated premium will be remitted on April 15, July 15 and October 15. The Company shall submit finalized accounts to the Subscribing Reinsurer no later than February 15, of the subsequent year, summarizing the actual subject earned premium for the previous contract year. The difference between the deposit premium and the actual premium will be settled to or from the Company within 15 days of February 15.
C.	Payment by the Subscribing Reinsurer of its portion of Loss and Loss Adjustment Expenses paid by the Company shall be made by the Subscribing Reinsurer to the Company immediately upon reasonable evidence of the amount due or to be due, being furnished by the Company.
ARTICLE 8 — OTHER REINSURANCE
A.	It is understood and agreed that the Company is permitted to have other treaty reinsurance. Any premium paid for any such reinsurance that inures to the benefit of this Contract shall be deducted from the premium due for this Contract.

B.	The following contracts inure to the benefit of this Contract;
1.	Property Per Risk Excess of Loss Reinsurance Contract
a.	Contract Number: 2008280

b.	Effective 1/1/2008
2.	Clash Excess of Loss Reinsurance Contract
a.	Contract Number: 2008260

b.	Effective 1/1/2008
3.	Umbrella, Lead Excess and Excess Capacity Reinsurance Contract
a.	Contract Number: 2008315

b.	Effective 1/1/2008
4.	Property Catastrophe Excess of Loss Reinsurance Contract

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a.	Contract Number: 2008250
b.	Effective 1/1/2008
5.	Workers Compensation Excess of Loss Reinsurance Contract
a.	Contract Number: 2008300
b.	Effective 1/1/2008
6.	First Casualty Excess of Loss Reinsurance Contract
a.	Contract Number: 2008158
b.	Effective 1/1/2008
7.	Second Casualty Excess of Loss Reinsurance Contract
a.	Contract Number: 2008159
b.	Effective 1/1/2008
ARTICLE 9 — EXTRA CONTRACTUAL OBLIGATIONS
“Extra Contractual Obligations” shall follow the terms and conditions of each Original Assumed Contract.
ARTICLE 10 — LOSS ADJUSTMENT AND SETTLEMENTS
“Loss Adjustment and Settlements” shall follow the terms and conditions of each Original Assumed Contract.
ARTICLE 11 — SALVAGE AND SUBROGATION
“Salvage and Subrogation” shall follow the terms and conditions of each Original Assumed Contract.
ARTICLE 12 — TERRITORY
“Territory” shall follow the terms and conditions of each Original Assumed Contract.
ARTICLE 13 — ULTIMATE NET LOSS
“Ultimate Net Loss” shall follow the terms and conditions of each Original Assumed Contract.
ARTICLE 14 — ACCESS TO RECORDS (LM-00100-2007.12.26-A)
A.	Except as otherwise provided in this Article, the Subscribing Reinsurer, or its duly authorized representative, may upon reasonable prior written notice to the Company, at the Subscribing Reinsurer’s own expense, examine at the offices of the Company or its affiliates, during normal office hours, the Company’s Policy, accounting, underwriting, or claim records and files, or any such additional relevant records and files, as they exist in the Company’s or its affiliates’ possession or reasonable control, relating to business ceded under this Contract. The Subscribing Reinsurer’s notice shall reasonably describe the nature of the inspection that it wishes to conduct, the persons conducting the inspection and upon notice of available files from the Company, the files that it wishes to review. Subject to the limitations expressed in this Article, this right of inspection shall survive termination or expiration of this Contract and shall continue as long as either Party has any rights or obligations under this Contract.
B.	The Company reserves the right to deny the Subscribing Reinsurer access to records or files concerning any particular claim(s) if the Subscribing Reinsurer has not disputed liability for payment of such claim(s), and payment of such claim(s) is more than ninety (90) days overdue according to the Company’s records. The Company shall, however, prior to an arbitration demand that may be instituted by either party,

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continue to respond to reasonable specific requests for information and questions raised by the Subscribing Reinsurer concerning such claims; and nothing in this Article shall restrict the right or ability of the Subscribing Reinsurer to seek discovery of relevant information in an arbitration proceeding pursuant to the Arbitration Article of this Contract.

C.	As a condition precedent to access to records under this Article, the Subscribing Reinsurer, its personnel and any authorized third party representative of the Subscribing Reinsurer shall agree to the provisions of the Confidentiality Article of this Contract.

D.	The Company reserves the right to withhold any documents from the Subscribing Reinsurer (1) concerning Trade Secrets of the Company or its affiliates, (2) subject to the terms of a third party non-disclosure agreement with the Company or its affiliates requiring third party consent to disclosure, (3) subject to the Work Product Privilege or Attorney-Client Privilege or (4) concerning individual private information that as a matter of law cannot be disclosed by the Company or its affiliates (hereinafter referred to in the Contract as “Privileged Documents”). The Company shall reasonably try to exempt the Subscribing Reinsurer from any third party non-disclosure agreement or obtain consent from the third party to disclose to the Subscribing Reinsurer.

E.	Notwithstanding the foregoing, the Company shall permit and not object to the Subscribing Reinsurer’s access to Privileged Documents falling within (3) above, in connection with the underlying claim reinsured hereunder following final settlement or final adjudication of the case or cases involving such claim, with prejudice against all claimants, and all parties to such adjudications; provided that the Company, may defer release of such Privileged Documents if there are subrogation, contribution, or other third party actions with respect to that claim or case, which might jeopardize the Company’s or its affiliates’ defense by release of such Privileged Documents. In the event that the Company shall seek to defer release of such Privileged Documents or to withhold documents concerning Trade Secrets, it will in consultation with the Subscribing Reinsurer take other steps as reasonably necessary to provide the Subscribing Reinsurer with the information it reasonably requires to indemnify the Company without causing a loss of such privileges or protections. The Subscribing Reinsurer, however, shall not have access to Privileged Documents relating to any dispute between the Company and the Subscribing Reinsurer.

F.	For purposes of this Article, “Trade Secrets” shall have the meaning provided in Section 1839 of the United States Economic Espionage Act of 1996. “Attorney-Client Privilege” shall mean communications of a confidential nature between (1) the Company or its affiliates, or anyone retained by or in the control of the Company, or its affiliates, or their in-house or outside legal counsel, or anyone in the control of such legal counsel, and (2) any in-house or outside legal counsel which relate to legal advice being sought by the Company or its affiliates and/or which contains legal advice being provided to the Company or its affiliates. “Work Product Privilege” shall mean communications, written materials and tangible things prepared by or for in-house or outside counsel, or prepared by or for the Company or its affiliates, in anticipation of or in connection with litigation, arbitration, or other dispute resolution proceedings.
ARTICLE 15 — ARBITRATION (LM-00200-2007.05.03-A)
A.	Disputes to be Arbitrated. With the exception of any dispute resolution procedures that are otherwise contained in this Contract, any and all disputes between the Company and any Subscribing Reinsurer or Reinsurers (“Party” individually or “Parties” collectively) arising out of, relating to, or concerning this Contract, whether sounding in contract or tort and whether arising during or after this Contract’s formation, or after its termination, including disputes as to whether the Contract was validly formed or is voidable, shall be submitted to the decision of an arbitration panel (“Panel”). The Panel shall consist of an umpire and two party-appointed arbitrators unless a Party meets the requirements of Paragraph C of this Article and demands arbitration pursuant thereto, in which case the Panel would consist of an umpire only.
B.	Procedures. Except as provided herein, any arbitration shall be based upon the Procedures for the resolution of U.S. Insurance and Reinsurance Disputes, Regular Panel Version, dated April 2004 (the “Procedures”), developed by the Insurance and Reinsurance Dispute Resolution Task Force, subject to the following modifications:

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1.	Qualifications of the arbitrators and umpires shall be in accordance with Alternative section 6.2 of the Procedures.

2.	The Parties hereby designate the umpire list maintained by ARIAS (U.S.) as the list to be used in the event that section 6.7(a) of the Procedures is invoked.

3.	Unless otherwise mutually agreed, the members of the Panel shall be impartial and disinterested. The members of the Panel may not be: (1) in the control of any Party or its parent, affiliate, or agent, (2) a former director or officer of any Party or its parent, affiliate, or agent, or (3) a likely witness in the arbitration. The requirement of impartiality means that all members of the Panel shall have the same obligation to approach the Panel’s duties and decisions with fairness and without consideration for the fact that Panel members may have been appointed by one of the Parties. The requirement of impartiality does not mean that any arbitrator can have no previous knowledge of or experience with respect to issues involved in the dispute or disputes.

4.	The first sentence of Section 10.4 of the Procedures shall be replaced by the following sentence: “The Panel shall require that each Party submit concise written statements of position, including summaries of the facts and evidence a Party intends to present, discussion of the applicable law and the basis for the requested Award or denial of relief sought.”

5.	Once the Panel has been constituted, no Party (or anyone acting for a Party) shall have any communications concerning the arbitration or any of the issues before the Panel with any member of the Panel that is not also disclosed to all other Parties and all members of the Panel. Each Panel member shall have a continuing duty to disclose promptly to all Parties and all Panel members any violation of this prohibition and the specifics of any improper communications that occurred. This prohibition shall remain in place until all challenges to any arbitration awards and decisions have been either waived or finally concluded.

6.	Section 11.1 of the Procedures shall be replaced by the following provision: “The Parties may propound discovery seeking disclosure of such information and/or documents relevant to the dispute or, necessary for the proper resolution of the dispute.”

7.	Position statements may be amended at any reasonable time, but not later than the close of discovery without a showing to the Panel that the amending Party could not reasonably have raised the new claim or issue at an earlier time.

8.	The Panel shall hold an evidentiary hearing, if one is necessary, within one year of the arbitration demand, unless the Parties otherwise agree. Should a Party seek a reasonable extension to this time frame for good cause shown, the other Party’s agreement shall not be unreasonably withheld.

9.	To the extent permitted by the law, the Panel shall have the authority to issue subpoenas and other orders to enforce its decisions.

10.	The Panel may award reasonable attorneys’ fees and arbitration costs to the prevailing Party, as determined by the Panel.

11.	Section 14.3 of the Procedures shall be replaced by the following provision: “The Panel shall make a decision and issue an award with regard to the terms expressed in this Contract, and the custom and practice of the property and casualty insurance and reinsurance business. The Panel shall not be obligated to follow the strict rules of law and evidence.”
C.	Alternative Streamlined Procedures. Notwithstanding the foregoing provisions of this Article, the Alternative Streamlined Procedures set forth in section 16 of the Procedures, as modified by sections B3, B4, and B9 through B11 of this Article, shall apply in the event that, in a consolidated proceeding or otherwise, the Party initiating arbitration is seeking payment of a total amount that is no greater than one million dollars ($1,000,000), or the currency equivalent thereof. Sections 16.1, 16.2, 16.3 and the second sentence of section 16.4 of the Alternative Streamlined Procedures shall not apply. The Parties agree to

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comply with section 6.7 of the Procedures to appoint a single umpire, and hereby designate the umpire list maintained by ARIAS (U.S.) as the list to be used in section 6.7(a).

D.	Hearing Location. The hearing shall be held in Boston, Massachusetts, unless the Parties mutually agree to a different location.

E.	Confirmation. Either Party may apply to a court of competent jurisdiction for an order confirming any award of the Panel; a judgment of that court shall thereupon be entered on any award. If such an order is issued, the Party against whom confirmation is sought shall pay the attorneys’ fees incurred of the Party who applied for the confirmation order and all court costs of any such proceeding.

F.	Equitable Relief from a Court of Law. Nothing herein shall be construed to prevent any participating Party from applying to a court of competent jurisdiction to issue a restraining order or other equitable relief to maintain the “status quo” of the Parties participating in the arbitration pending the decision and award by the Panel.

G.	Consolidated Proceedings.
1.	Same contract, single Subscribing Reinsurer. Both the Company and any single Subscribing Reinsurer on this Contract have the right to combine any and all disputes between them that concern this Contract (including any renewal of this Contract or any contract for which this Contract is a renewal) into a single arbitration proceeding before a single Panel, except that the standard for determining whether a Party may add a new issue, claim, or dispute to an arbitration proceeding shall be the standard for amending a Position statement, as set forth in Paragraph B7 of this Article.

2.	Multiple contracts, single Subscribing Reinsurer. The Company has the right to combine any and all disputes between the Company and a single Subscribing Reinsurer into a single arbitration proceeding before a single Panel where such disputes involve this Contract and any additional contracts between the two Parties, except that the standard for determining whether a Party may add a new issue, claim, or dispute to an arbitration proceeding shall be the standard for amending a Position statement, as set forth in Paragraph B7 of this Article.

3.	Same contract, multiple Reinsurers. At the Company’s option, if more than one Subscribing Reinsurer is involved in arbitration relating to this Contract, where there are common questions of law or fact and a possibility of conflicting awards or inconsistent results, all such Reinsurers shall constitute and act as one Party for purposes of this Article and communications shall be made by the Company to each of the Reinsurers constituting the one Party; provided, however, that the Reinsurers shall have the right to assert several, rather than joint defenses or claims, and to be represented by separate counsel. This provision shall not change the liability of each of the Reinsurers under the terms of this Contract from several to joint.
H.	Choice of Law. The law set forth in the Governing Law Article shall apply to this Arbitration Article. In addition, to the extent the Panel (or the umpire in an Alternative Streamlined Procedure) looks to applicable law, such Panel or umpire shall apply the law as set forth in the Governing Law Article of this Contract.
I.	Survival of Article. This Article shall survive the termination or expiration of this Contract.
ARTICLE 16 — ASSIGNMENT, NOVATION, OR TRANSFER (LM-00300-2007.10.05-A)
This Contract shall be binding upon and inure to the benefit of the Company and the Subscribing Reinsurer and their respective successors and assigns provided, however, that this Contract may not be assigned, novated or transferred, including any attempted transfer of rights and/or obligations under any U.S. or foreign statute, legislation or jurisprudence, by either the Company or the Subscribing Reinsurer, or as the result of the actions of a parent company or affiliated entity of either, without the prior written consent of the other. In the event of any assignment, novation or transfer, the assignor, novator or transferor shall remain

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liable under this Contract, and further guarantees the performance of all obligations of any assignee, novatee or transferee under this Contract. Notwithstanding the foregoing, the Company may assign this Contract to an affiliated entity, without the Subscribing Reinsurer’s written consent.
ARTICLE 17 — CONFIDENTIALITY (LM-00400-2007.12.05-A)
A.	Confidential Information. The submission materials, and any Policy, financial, underwriting, accounting, and claims information, data statements, representations, and other materials provided by the Company or it affiliates and received by the Subscribing Reinsurer in the course of an audit, inspection, or otherwise, represent confidential or proprietary information (“Confidential Information”). This Confidential Information is intended for the sole use of the Subscribing Reinsurer (and its retrocessionaires, respective auditors, accountants, and legal counsel) as may be necessary in analyzing and/or accepting a participation in and/or executing its responsibilities under or related to this Contract. The Subscribing Reinsurer acknowledges and agrees that with respect to any review of Confidential Information by the Subscribing Reinsurer, and/or discussion of Confidential Information, the Company and its affiliates do not waive and do not intend to waive any available privilege or protection. The review of Confidential Information by the Subscribing Reinsurer and/or discussion of Confidential Information with the Company or its affiliates shall not destroy, waive, or otherwise impair the proprietary and/or protected status of any Confidential Information or any information revealed in such discussion with the personnel of the Company or its affiliates, whether reviewed by and/or discussed with the Subscribing Reinsurer intentionally or inadvertently, nor does the review of the Confidential Information and/or discussion of Confidential Information with the Company or its affiliates constitute an estoppel or waiver of the Company’s or its affiliates’ rights to assert the attorney-client or work-product privileges, or any other applicable privilege or protection, over certain documents contained in the Company’s or its affiliates’ files and/or certain information.
B.	The Company and the Subscribing Reinsurer agree that no confidentiality obligations will apply to Confidential Information to the extent such Confidential Information: (1) is or becomes available to the public, other than as a result of impermissible disclosure by the Subscribing Reinsurer, (2) was or became available lawfully to the Subscribing Reinsurer from a source, other than the Company, its affiliates or their personnel, that is not subject to a confidentiality obligation, (3) was developed independently by the Subscribing Reinsurer prior to disclosure by the Company, its affiliates or their personnel, as demonstrated by the Subscribing Reinsurer’s records, or (4) is required to be disclosed by law, regulation, court, or regulatory agency action, subject to the Third-Party Demand paragraph of this article.
C.	The Subscribing Reinsurer agrees to preserve all confidentiality and privilege pertaining to all Confidential Information provided by the Company and all knowledge and information gained through its review of Confidential Information or discussions with the personnel of the Company or its affiliates. The Subscribing Reinsurer further agrees not to disclose any such Confidential Information to any other person or entity except as such disclosure may be necessary to its retrocessionaires, accountants, attorneys, auditors, actuaries or third party catastrophe modelers or as otherwise required by law. The Subscribing Reinsurer agrees that no Confidential Information is to be copied and/or removed from the Company’s or its affiliates’ premises without the express permission of the Company.
D.	Non-Public Personally Identifiable Information. Additionally, any disclosure of non-public personally identifiable information shall comply with all state and federal statutes and regulations governing the disclosure of non-public personally identifiable information. “Non-public personally identifiable information” is financial or medical information of or concerning a private person which either has been obtained from sources which are not available to the general public or obtained from the person who is the subject and which information is included in data files exchanged by the parties hereto. For the purposes hereof, the terms shall include data elements such as names and addresses of individuals. Disclosing or using this information for any purpose beyond the scope of this Contract, or beyond the exceptions set forth above, is expressly forbidden without the prior consent of the Company.
E.	Third-Party Demand. Should the Subscribing Reinsurer receive a third-party demand pursuant to subpoena, summons, or court or governmental order, to disclose Confidential Information (including Non-public personally identifiable information) that has been provided by the Company or its affiliates, the Subscribing Reinsurer shall make commercially reasonable efforts to notify the Company promptly upon

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receipt of the demand and prior to disclosure of the Confidential Information and provide the Company a reasonable opportunity to object to the disclosure. If the Company timely objects to the release of the Confidential Information, the Subscribing Reinsurer will comply with the reasonable requests of the Company in connection with the Company’s efforts to resist release of the Confidential Information. The Company shall bear the cost of resisting the release of the Confidential Information.

F.	Survival. The parties agree that the obligations contained in this Article shall survive the expiration or termination of this Contract.
ARTICLE 18 — CURRENCY (LM-00500-2005.08.09)
Whenever a reference to a monetary currency appears in this Contract, it shall be construed to mean United States Dollars (“USD”). However, in those cases where the Policies are issued by the Company using Canadian Dollars (“CAD”), it shall mean Canadian Dollars. All payments made by either party shall be made in United States Dollars except that payments made involving Policies issued using Canadian Dollars shall be made in Canadian Dollars. All amounts paid or received by the Company in any other currency shall be converted into United States Dollars at the rate of exchange on the date at which it is entered on the books of the Company.
ARTICLE 19- DIVIDENDS AND TAXES (LM-00600-2005.06.02-A)
In consideration of the terms of this Contract, the Company shall not claim any deduction in respect of any amount paid as dividends or as reinsurance premium when making tax returns, other than income or profits tax returns to any State or to the District of Columbia.
ARTICLE 20 — ENTIRE AGREEMENT (LM-00701-2005.08.24-A)
This Contract shall constitute the entire agreement between the Company and the Subscribing Reinsurer with respect to the subject matter of this Contract and shall supersede all prior understandings, negotiations and discussions, whether oral or written, by or between the Company and the Subscribing Reinsurer relating to the subject matter hereof. There are no general or specific warranties, representations or other agreements by or among the Company and the Subscribing Reinsurer in connection with entering into this Contract except as specifically set forth in this Contract. Notwithstanding the foregoing, this Contract may be amended or modified only by a writing signed by both the both the Company and the Subscribing Reinsurer.
ARTICLE 21 — ERRORS AND OMISSIONS (LM-00800-2005.06.02-A)
Any inadvertent delay, omission, or error in complying with the terms and conditions of this Contract shall not be held to relieve either party hereto from any liability, which would attach to it hereunder if such delay, omission, or error had not been made, provided such delay, omission, or error is rectified upon discovery.
ARTICLE 22 — FEDERAL EXCISE TAX (LM-01000-2005.08.24-A)
A.	This Article is applicable to any Subscribing Reinsurer who is domiciled outside of the United States of America, except for any Subscribing Reinsurer exempt from Federal Excise Tax. A Subscribing Reinsurer that claims exempt status from Federal Excise Tax shall provide to the Company, upon its request, proof that the exempt status adequately satisfies the demands of the U.S. Internal Revenue Service, Department of the Treasury, or its successor and/or other applicable U.S. government authority.
B.	Each Subscribing Reinsurer shall allow the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) for the purpose of paying Federal Excise Tax to the extent such premium is subject to such tax.

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C.	In the event of any return of premium, the Subscribing Reinsurer shall deduct the aforesaid percentage from the return premium payable hereon and the Company or its agent shall recover such tax from the United States Government.
ARTICLE 23 — FEDERAL TERRORISM EXCESS RECOVERY (LM-01100-2007.12.28-A)
A.	Any loss reimbursement the Company receives from the United States Government under the Terrorism Risk Insurance Act of 2002 and any subsequent amendments thereto (“TRIA”) as a result of loss occurrences commencing during the term of this Contract shall apply as follows:

B.	Except as provided below, any loss reimbursement under TRIA shall inure solely to the benefit of the Company and shall be entirely disregarded in applying all of the provisions of this Contract.

C.	If one or more loss occurrences commencing during the term of this Contract result(s) in reinsurance recoveries to the Company under this Contract and reimbursement under TRIA, and such amounts, together with any other reinsurance recoveries to the Company for said loss occurrence(s), exceed the total amount of “Insured Losses” to the Company, any amount in excess thereof shall be held by the Company. The Company shall then reimburse the Subscribing Reinsurer a portion of such excess recovery in an amount equal to the proportion that the Subscribing Reinsurer’s payment under this Contract bears to the total treaty reinsurance recoveries to the Company for Insured Losses for said loss occurrence(s). Provided, however, that in no event shall such reimbursement exceed the amount paid by the Subscribing Reinsurer to the Company under this Contract.

D.	For purposes hereof, if a loss reimbursement received by the Company under TRIA is based on the Company’s Insured Losses in more than one loss occurrence and neither the Secretary of the Treasury nor his delegate specifies the amount of loss allocable to each respective loss occurrence, the reimbursement shall be pro-rated in the proportion that the Company’s Insured Losses in each loss occurrence bears to the Company’s total Insured Losses resulting from all loss occurrences to which the reimbursement applies.

E.	For purposes of this Article, “Insured Loss (es)” shall have the same meaning as set forth in Section 102(5) of TRIA.
ARTICLE 24 — GOVERNING LAW (LM-01200-2005.06.02-A)
The validity and interpretation of this Contract shall be governed by and construed in accordance with the law of the Commonwealth of Massachusetts.
ARTICLE 25 — INSOLVENCY (LM-01300-2005.08.24-A)
(If more than one reinsured company is referenced within the definition of “Company” in the Preamble to this Contract, this Article shall apply severally to each such company. Further, this Article and the laws of the domiciliary state shall apply in the event of the insolvency of any company intended to be covered hereunder. In the event of a conflict between any provision of this Article and the laws of the domiciliary state of any company intended to be covered hereunder, that domiciliary state’s laws shall prevail.)
A.	In the event of the insolvency of the Company, reinsurance under this Contract shall be payable on demand, with reasonable provision for verification, on the basis of claims allowed against the insolvent Company by any court of competent jurisdiction or by any liquidator, receiver, conservator, or statutory successor of the Company having authority to allow such claims, without diminution because of such insolvency or because such liquidator, receiver, conservator, or statutory successor has failed to pay all or a portion of any claims. Such payments by the Subscribing Reinsurer shall be made directly to the Company or its liquidator, receiver, conservator, or statutory successor, except to the extent Section 4118(a) of the New York Insurance Law applies, or except (a) where the Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company, or (b) where the

Effective: April 1, 2008	Wausau Retrocession Quota Share Contract

Subscribing Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Company as direct obligations of the Subscribing Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees.

B.	It is agreed, however, that the liquidator, receiver, conservator, or statutory successor of the insolvent Company shall give written notice to the Subscribing Reinsurer of the pendency of a claim against the insolvent Company on the Policy or Policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that during the pendency of such claim the Subscribing Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its liquidator, receiver, conservator, or statutory successor. The expense thus incurred by the Subscribing Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit, which may accrue to the Company solely as a result of the defense undertaken by the Subscribing Reinsurer.

C.	Where two or more Reinsurers are involved in the same claim and a majority in interest elects to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the insolvent Company.
ARTICLE 26 — INTEREST PENALTY (LM-01400-2005.08.24-A)
A.	The interest amounts provided for in this Article shall apply to the Subscribing Reinsurer or to the Company in the following circumstances:
1.	If a loss payment owed by the Subscribing Reinsurer to the Company is not received within 45 calendar days following the date of presentation to the Subscribing Reinsurer of information necessary to approve payment of the claim, and/or

2.	If any premium payment owed by the Company to the Subscribing Reinsurer is not received within 45 calendar days following the date on which payment is due, and/or

3.	If any premium adjustment, agreed by either Party to the other, is not received within 150 calendar days following the expiry or anniversary of this Contract, and/or

4.	If any return of premiums, commissions, profit sharing, or any amounts not provided in subparagraphs 1, 2, and 3 above, are not received in accordance with the date specified in this Contract or if no date is specified, within 90 calendar days following the date the debtor Party received the billing.
B.	Failure by the Subscribing Reinsurer or Company to comply with their respective payment obligations within the time periods as herein provided shall, as of that date, be subject to an interest payment computed by multiplying the amount due by a variable rate consisting of the U.S. Prime Rate as published in the Eastern Edition of The Wall Street Journal on the first day of the calendar month in which the amount became past due, plus 2%. The variable rate shall be adjusted monthly thereafter to equal the U.S. Prime Rate as published in the Eastern Edition of The Wall Street Journal on the first day of each successive month during which the amount due remains unpaid, plus 2%. The product shall then be multiplied by 1/365 for each day after the due date that the amount due and the interest amount remain unpaid. Any interest that occurs pursuant to this Article shall be calculated by the Party to which it is owed.
C.	The validity of any claim or payment may be contested under the provisions of this Contract. If the debtor Party prevails in arbitration or any other proceeding with respect to the amounts in dispute, there shall be no interest penalty due. If the creditor Party wholly or partially prevails on any of the amounts in dispute, the interest penalty shall be awarded as outlined above. Such interest penalty shall be calculated from the date the monies were due and owing to the date of resolution of the arbitration or proceeding, and shall be payable as of the date of resolution of the arbitration or proceeding.

Effective: April 1, 2008	Wausau Retrocession Quota Share Contract

D.	If a Subscribing Reinsurer advances the entire or partial payment of any claim it is contesting, and wholly or partially prevails in the contest, the Company shall promptly return the applicable amount of such payment. The arbitrator(s) hearing such dispute shall determine if interest shall be added to the amount returned by the Company.

E.	Any interest owing pursuant to this Article may be waived by the Party to which it is owed. Further, any interest calculated pursuant to this Article that is $100 or less shall be waived. Any waiver of any interest pursuant to this paragraph, however, shall not affect the waiving Party’s right to claim and/or pursue interest for any other failure by the other Party to make payment when due under this Article.
ARTICLE 27 — OFFSET (LM-01700-2005.06.02-A)
Each party to this Contract together with their successors or assigns shall have and may exercise, at any time, the right to offset any balance(s) due the other (or, if more than one, any other). Such offset may include balances due under this Contract, and any other contracts between the parties, whether such balances arises from premium, losses, or otherwise, and regardless of the capacity of any party, whether as assuming and/or ceding insurer, under the various reinsurance contracts involved, provided however, that in the event of insolvency of a party hereto, offsets shall only be allowed in accordance with the provisions of the applicable law, statute, or regulation governing such offset.
ARTICLE 28 — REINSURER CLAIMS OBLIGATIONS (LM-03100-2007.10.10-A)
It is understood and agreed that the Subscribing Reinsurer will fulfill its obligations under the Loss Adjustment and Settlement Article, until all claims have been reported and settled. Without first obtaining the Company’s written consent, the Subscribing Reinsurer will not, either directly or as the result of an action of a parent company or an affiliated entity, invoke any U.S. or foreign statute, legislation, or jurisprudence that purports to enable the Subscribing Reinsurer to require the Company to settle its claims liabilities, including but not limited to any estimated or undetermined claims liabilities, under this Contract on an accelerated basis. It is further expressly understood and agreed that in the event the Subscribing Reinsurer attempts to require the Company to settle its claims liabilities on an accelerated basis, the Company shall continue to have the right to utilize or to draw upon Letters of Credit or other collateral, under the terms of this Contract. This Article does not prevent the Company and the Subscribing Reinsurer from settling any claims liabilities using a commutation process that is agreeable to both parties. This Article shall in no way affect the rights and obligations of the Company and the Subscribing Reinsurer under the Insolvency Article.
ARTICLE 29 — SERVICE OF SUIT (LM-01900-2005.08.24-A)
(This article applies to unauthorized Reinsurers and to Reinsurers who are domiciled outside the United States of America.)
A.	This Service of Suit Article will not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Contract.
B.	In the event of the failure of the Subscribing Reinsurer to pay any amount claimed to be due hereunder, the Subscribing Reinsurer, at the request of the Company, will submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Subscribing Reinsurer’s right to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any state in the United States. The Subscribing Reinsurer, once the appropriate Court is selected, whether such court is the one originally chosen by the Company and accepted by the Subscribing Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, will comply with all requirements necessary to

Effective: April 1, 2008	Wausau Retrocession Quota Share Contract

give said Court jurisdiction and, in any suit instituted against any of them upon this Contract, will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

C.	Service of process in such suit may be made upon; Mendes & Mount, LLP, 750 Seventh Avenue, New York, NY 10019-6829.)

D.	The above-named are authorized and directed to accept service of process on behalf of the Subscribing Reinsurer in any such suit. Further, pursuant to any statute of any state, territory, or district of the United States that makes provision therefore, the Subscribing Reinsurer hereby designates the Superintendent, Commissioner, or Director of Insurance, or other officer specified for that purpose in the statute, or their successor(s) in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceedings instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract, and hereby designate the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.
ARTICLE 30 — SEVERABILITY (LM-02000-2005.06.02-A)
If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations, or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

ARTICLE 31 — SPECIAL CONDITIONS (LM-02100-2007.12.05-A)
A.	This Article applies only in the event that:
1.	A State Insurance Department or other legal authority orders the Subscribing Reinsurer to cease writing business or has imposed upon it any other restrictions on or conditions relating to the Subscribing Reinsurer’s license or conduct of business in any jurisdiction; or

2.	The Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there have been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

3.	The Subscribing Reinsurer’s policyholders’ surplus or equity has been reduced by 25% or there has been a 25% reduction in the Subscribing Reinsurer’s Stamp Capacity or funds at Lloyd’s at the inception of this Contract; or

4.	The Subscribing Reinsurer has entered into a definitive agreement to become merged with, acquired, or controlled by any unaffiliated company, corporation, or individual(s) not controlling the Subscribing Reinsurer’s operations at the inception of this Contract; or

5.	The Subscribing Reinsurer’s A.M. Best Rating has been assigned or downgraded below A- or Standard and Poor’s Rating has been assigned or downgraded below A-; or

6.	The Subscribing Reinsurer fails to maintain its surplus at a level of at least 200% of the Subscribing Reinsurer’s Authorized Control Level Risk-Based Capital; or

7.	The Subscribing Reinsurer announces intentions to cease underwriting operations; or

8.	The Subscribing Reinsurer voluntarily ceases underwriting operations; or

9.	The Subscribing Reinsurer has reinsured its entire liability under this Contract; or

10.	The Subscribing Reinsurer, directly or through the actions of a parent company or an affiliated entity, has or has attempted to assign, novate or transfer the Subscribing Reinsurer’s rights and/or

Effective: April 1, 2008	Wausau Retrocession Quota Share Contract

obligations under this Contract, including any attempted transfer of rights and/or obligations under any U.S. or foreign statute, legislation or jurisprudence, without the Company’s prior written consent; or

11.	The Subscribing Reinsurer, directly or through the actions of a parent company or an affiliated entity, has invoked any U.S. or foreign statute, legislation or jurisprudence which purports to enable the Reinsurer to require the Company to settle its claims liabilities, including but not limited to any estimated or undetermined claims liabilities under this Contract, on an accelerated basis. This condition does not apply to any attempt to enforce a settlement of claims liabilities under a commutation process to which the parties have agreed.
B.	If one or more of the above-stated circumstances occur, the Company shall provide the Subscribing Reinsurer with a written statement of the Subscribing Reinsurer’s share of all paid recoverables, case reserves, loss adjustment expenses, incurred but not reported losses, reserves for unearned premium, and ceding commissions due under this Contract (collectively “Obligations”). Within fifteen (15) days of the Subscribing Reinsurer’s receipt of such statement, the Subscribing Reinsurer agrees to fund all Obligations by clean, irrevocable, and unconditional Letters of Credit payable exclusively to the Company and issued by a bank acceptable to the Company. Such Letters of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from their dates of expiration or any future expiration dates, unless sixty (60) days prior to any expiration date the issuing bank shall notify the Company by certified mail that the issuing bank elects not to extend any Letter of Credit for any additional period.
C.	The Subscribing Reinsurer and Company agree that the Letters of Credit provided by the Subscribing Reinsurer, pursuant to the provisions of this Contract, may be drawn upon at any time, notwithstanding any other provision of this Contract, and be utilized by the Company, or any successor, by operation of law, of the Company, including without limitation, any liquidator, rehabilitator, receiver, or conservator of the Company, without diminution because of the insolvency of the Company or the Subscribing Reinsurer for one or more of the following purposes:
1.	To pay or reimburse the Company for:
a.	The Subscribing Reinsurer’s share under this Contract of premiums returned, but not yet recovered from the Subscribing Reinsurer, to the owners of Policies reinsured under this Contract due to cancellations of such Policies; and

b.	The Subscribing Reinsurer’s share, under this Contract, of surrenders and benefits or liabilities paid by the Company, but not yet recovered from the Subscribing Reinsurer, under the terms and provisions of the Policies reinsured under this Contract; and

c.	Any other amounts necessary to secure the credit or reduction from liability for reinsurance taken by the Company.
2.	Where the Letters of Credit will expire without renewal or be reduced or replaced by Letters of Credit for a reduced amount and where the Subscribing Reinsurer’s entire obligations under this Contract remain unliquidated and undischarged ten (10) days prior to the termination date, to withdraw amounts equal to the Subscribing Reinsurer’s share of the liabilities, to the extent that the liabilities have not yet been funded by the Subscribing Reinsurer and exceed the amount of any reduced or replacement Letters of Credit, and deposit those amounts in a separate account in the name of the Company in a qualified U.S. financial institution apart from its general assets, in trust for such uses and purposes as specified above as may remain after withdrawal and for any period after the termination date.
D.	At annual intervals, or at the Company’s option, on a quarterly basis, the Company shall prepare an adjusted statement of the Subscribing Reinsurer’s Obligations, for the sole purpose of amending the Letters of Credit, in the following manner:
1.	If the statement shows that the Subscribing Reinsurer’s Obligations exceed the balance of credit as of the statement date, the Subscribing Reinsurer shall, within fifteen (15) days after receipt of notice of such excess, secure delivery to the Company of an amendment to the Letters of Credit increasing the amount of credit by the amount of such difference.

Effective: April 1, 2008	Wausau Retrocession Quota Share Contract

2.	If, however, the statement shows that the Subscribing Reinsurer’s Obligations are less than the balance of credit as of the statement date, the Company shall, within fifteen (15) days after receipt of written request from the Subscribing Reinsurer, release such excess credit by agreeing to secure an amendment to the Letters of Credit reducing the amount of credit available by the amount of such excess credit.
E.	If the Subscribing Reinsurer fails to fund such Obligations by Letters of Credit as described above, the Company may terminate this Contract at any time by the giving of thirty (30) days prior written notice to the Subscribing Reinsurer.
F.	The coverage afforded by this Contract shall cease as of the date of termination and the Subscribing Reinsurer shall return the unearned premium, if any. If coverage hereunder terminates while a claim covered by this Contract is in progress, the Subscribing Reinsurer shall be liable subject to all other conditions hereof for its proportion of the entire claim, provided that the event giving rise to the claim started before such termination.
G.	If the Company elects to terminate this Contract, the Company shall have the option to commute the Subscribing Reinsurer’s liability for loss(es), whether reported or unreported, comprising the sum total of the present value of the ceded: (1) case reserves and allocated loss adjustment expense, (2) projected ultimate losses, (3) any unearned premium reserve, and (4) undiscounted outstanding paid claims (hereinafter the “Commutation Losses”), on Policies covered by this Contract as of the effective date of termination.
1.	The Company shall submit a statement of valuation showing the elements considered reasonable to establish the Commutation Losses, and the Subscribing Reinsurer shall pay the amount requested. In the event the Company and the Subscribing Reinsurer cannot agree on the statement of valuation of the Subscribing Reinsurer’s liability under such Policies, either party may request in writing that the differences be settled by a panel of three actuaries. Each party shall appoint an actuary to assess such liability within fifteen (15) days after receipt of the written request for commutation. Upon such appointment, the two actuaries shall appoint a third actuary. If the two actuaries fail to agree on the third actuary within thirty (30) days of their appointment, each of them shall nominate three individuals, of whom the other shall decline two, and the final decision shall be made by drawing lots. The actuaries shall then investigate and capitalize such Commutation Loss(es) within thirty (30) days. As used herein, “capitalize” shall mean to determine the present value of Commutation Losses, without regard to the Subscribing Reinsurer’s ability to pay such losses. The panel shall meet in Boston, Massachusetts, unless the Company and Subscribing Reinsurer agree otherwise.

2.	All actuaries shall be disinterested in the outcome of the commutation and shall be Fellows of the Society of Actuaries/Fellows of the Casualty Actuarial Society. Except as stated below, the expense of the actuaries and of the commutation shall be equally divided between the parties of the commutation.

3.	The decision in writing of the actuaries, when filed with the parties hereto, shall be final and binding, except that if the Company does not agree with the capitalized value of the Commutation Loss(es), the Company shall have no obligation to commute. In the event the Company does not agree with the capitalized value of the Commutation Loss(es) and does not move forward with commutation, the expense of the actuaries, including reasonable expense of the actuary appointed by the Subscribing Reinsurer, will be paid by the Company. If the Contract is commuted, payment by the Subscribing Reinsurer to the Company or any other third party mutually agreed upon by the Subscribing Reinsurer and the Company shall constitute a complete and final release of the Subscribing Reinsurer in respect to its liability under this Contract.
H.	Termination under the terms of this Article can be made after the date of expiration of this Contract.
ARTICLE 32 — THIRD PARTIES (LM-02700-2005.09.27-A)
This Contract shall not be deemed to give any right or remedy to any third party whatsoever unless said right or remedy is specifically granted to such third party by the terms of this Contract.

Effective: April 1, 2008	Wausau Retrocession Quota Share Contract

ARTICLE 33 — UNAUTHORIZED REINSURANCE (LM-02500-2006.10.26-A)
(Applies only to a Subscribing Reinsurer who at the inception of the Contract or at any time thereafter does not qualify for full credit with any insurance regulatory authority having jurisdiction over the Company’s reserves.)
A.	As regards Policies issued by the Company coming within the scope of this Contract, the Company agrees that when it shall file with the insurance regulatory authority or set up on its books reserves for unearned premium and losses covered hereunder which it shall be required by law to set up, it will forward to the Subscribing Reinsurer a statement showing the proportion of such reserves which is applicable to the Subscribing Reinsurer. The Subscribing Reinsurer hereby agrees to fund such reserves in respect of unearned premium, known outstanding losses that have been reported to the Subscribing Reinsurer and allocated loss adjustment expense relating thereto, losses and allocated loss adjustment expense paid by the Company but not recovered from the Subscribing Reinsurer, plus reserves for losses incurred but not reported as determined by the Company, as shown in the statement prepared by the Company (hereinafter referred to as “Subscribing Reinsurer Obligations”) by funds withheld, cash advances, or Letters of Credit unless the Company and the Subscribing Reinsurer otherwise agree, and/or the method of funding is determined by applicable law, statute, or regulation, the Subscribing Reinsurer shall agree to fund such Subscribing Reinsurer Obligations by Letters of Credit.
B.	When funding by Letters of Credit, the Subscribing Reinsurer agrees to apply for and secure timely delivery to the Company of clean, irrevocable, and unconditional Letters of Credit issued by a bank that is a qualified U.S. financial institution and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves in an amount equal to the Subscribing Reinsurer’s proportion of said reserves. Such Letters of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless 60 days prior to any expiration date the issuing bank shall notify the Company by certified mail that the issuing bank elects not to consider the Letters of Credit extended for any additional period.
C.	The Subscribing Reinsurer and Company agree that the Letters of Credit provided by the Subscribing Reinsurer pursuant to the provisions of this Contract may be drawn upon at any time, notwithstanding any other provision of this Contract, and be utilized by the Company or any successor, by operation of law, of the Company including without limitation, any liquidator, rehabilitator, receiver, or conservator of the Company, without diminution because of the insolvency of the Company or the Subscribing Reinsurer for one or more of the following purposes:
1.	To reimburse the Company or a Legal Entity for the Subscribing Reinsurer’s share of premiums returned to the owners of Policies reinsured under this Contract because of cancellations of the Policies;

2.	To reimburse the Company or a Legal Entity for the Subscribing Reinsurer’s share of surrenders and benefits or losses paid by the Company or a Legal Entity under provisions of the Policies reinsured under this Contract;

3.	To fund an account with the Company or a Legal Entity in an amount at least equal to the deduction for reinsurance ceded from the Company’s or a Legal Entity’s liabilities for Policies ceded under this Contract. The account shall include, but not be limited to, amounts for Policy reserves, claims and losses incurred (including losses incurred but not reported), loss adjustment expenses, and unearned premium reserves; and

4.	To pay any other amounts the Company claims are due under this Contract.
D.	The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or a Legal Entity or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company or a Legal Entity as applicable.

Effective: April 1, 2008	Wausau Retrocession Quota Share Contract

E.	At annual intervals, or at the Company’s option, on a quarterly basis, the Company shall prepare a specific statement of the Subscribing Reinsurer’s Obligations, for the sole purpose of amending the Letters of Credit, in the following manner:
1.	If the statement shows that the Subscribing Reinsurer’s Obligations exceed the balance of credit as of the statement date, the Subscribing Reinsurer shall, within 30 days after receipt of notice of such excess, secure delivery to the Company of an amendment to the Letters of Credit increasing the amount of credit by the amount of such difference.

2.	If, however, the statement shows that the Subscribing Reinsurer’s Obligations are less than the balance of credit as of the statement date, the Company shall, within 30 days after receipt of written request from the Subscribing Reinsurer, release such excess credit by agreeing to secure an amendment to the Letters of Credit reducing the amount of credit available by the amount of such excess credit.
F.	Any and all disputes between the Company and any Subscribing Reinsurer or Reinsurers (“Party”, individually, or “Parties”, collectively) arising out of, relating to, or concerning this Article shall be resolved pursuant to the ARIAS-U.S. Newer Arbitrator Program. Unless the Parties otherwise agree, the ARIAS Newer Arbitrator Program expedited proceeding with a single Newer Arbitrator shall be used to resolve any such disputes.

Effective: April 1, 2008	Wausau Retrocession Quota Share Contract

INTEREST AND LIABILITIES AGREEMENT
(hereinafter referred to as the “Agreement”)
to the
WAUSAU RETROCESSION QUOTA SHARE CONTRACT
No. 2100400
between
PEERLESS INSURANCE COMPANY
Keene, New Hampshire
(hereinafter referred to as the “Company”)
and
LIBERTY MUTUAL INSURANCE COMPANY
Boston, Massachusetts
(hereinafter referred to as the “Subscribing Reinsurer”)
It is hereby agreed by and between the Company on the one part and the Subscribing Reinsurer on the other part that the Subscribing Reinsurer’s share in the interests and liabilities of the Reinsurers as set forth in the attached Wausau Retrocession Quota Share Contract No. 2100400, effective 12:01 a.m., Local Standard Time, April 1, 2008, to which this Agreement is attached shall be for: 100%
The share of the Subscribing Reinsurer in the interests and liabilities of all reinsurers participating in said Contract shall be separate and apart from the shares of such other reinsurers to the said Contract. The interests and liabilities of the Subscribing Reinsurer shall not be joint with those of the other reinsurers and in no event shall the Subscribing Reinsurer participate in the interests and liabilities of the other Reinsurers participating in said Contract.

Wausau Retrocession Quota Share
Contract — April 1, 2008
Page 1 of 2	Interest and Liabilities Agreement
OTH0800002

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate, by their duly authorized representatives.
In Keene, New Hampshire, this 20th day of May, 2008.

ATTEST:	PEERLESS INSURANCE COMPANY

/s/ Daniel P. Baker Signature	/s/ Nancy C. Callender Signature

Daniel P. Baker	Nancy C. Callender

Name	Name

VP, Financial Services	AVP — AM Reinsurance Management-Manager

Title	Title
And in Boston, Massachusetts, this 9th day of July, 2008.

ATTEST:	LIBERTY MUTUAL INSURANCE COMPANY

/s/ Lauren H. Covert Signature	/s/ Elaine Caprio Brady Signature

Lauren H. Covert	Elaine Caprio Brady

Name	Name

Director of Ceded Reinsurance	Vice President

Title	Title

Wausau Retrocession Quota Share
Contract — April 1, 2008
Page 2 of 2	Interest and Liabilities Agreement